Exhibit 99.1

NEWS RELEASE

NW NATURAL EXTENDS DECOUPLING AND WEATHER-ADJUSTED RATE MECHANISMS

TO 2012, AGREES NOT TO FILE RATE CASE IN OREGON BEFORE 2011

PORTLAND, ORE.—Sept. 20, 2007—Northwest Natural Gas Company, dba NW Natural, (NYSE: NWN) today received approval from the Public Utility Commission of Oregon to extend the company’s weather-adjusted rate mechanism (WARM) and the company’s landmark distribution margin normalization mechanism, commonly referred to as a decoupling mechanism, until Oct. 31, 2012.

As part of a stipulated agreement between NW Natural, commission staff, and various customer and environmental groups, the parties agreed to extend both mechanisms and for NW Natural to not file a general rate case prior to Sept. 1, 2011, subject to certain limitations. For gas costs, the company may still seek annual rate adjustments under the existing purchased gas adjustment mechanism in Oregon.

WARM adjusts monthly billing rates between December 1 and May 15 to account for deviations from the 25-year average temperatures, decreasing rates when the weather is colder than average and increasing them when it is warmer than average. The decoupling mechanism, also known as the conservation tariff, separates the company’s margin from its sales volume, breaking the link between volumes sold and profits, which allows the company to strongly promote conservation. The mechanisms were due to expire in 2008 and 2009, respectively.

According to Mark Dodson, chief executive officer of NW Natural, “We believe this agreement enhances our ability to provide stable service costs for customers. It places the responsibility for efficiently managing costs on the company, while extending these mechanisms that have worked well for both customers and the company since they were implemented.”

In addition to NW Natural and PUC staff, groups signing the agreement included the Citizens’ Utility Board of Oregon, the Northwest Industrial Gas Users, the Northwest Energy Coalition, the Community Action Partnership of Oregon, the Oregon Energy Coordinators Association, Natural Resources Defense Council and the Oregon Department of Energy.

As part of the stipulation, NW Natural will retain the right to file for a general rate case if an extraordinary event occurs or for certain exceptions that would require significant investments on behalf of ratepayers. Such exceptions might include additional investments in the company’s pipeline integrity management program, or expanded implementation of automated meter reading if an existing joint meter-reading program ends.

NW Natural is headquartered in Portland, Ore., and serves about 641,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest and is one of the fastest-growing local distribution companies in the nation. NW Natural has approximately $2 billion in total assets, which includes about 16 billion cubic feet (Bcf) of underground gas storage capacity within its service territory at Mist, Ore.

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Media Contact: Steve Sechrist, (503) 220-2594

Investor Contact: Bob Hess, (503) 220-2388